Exhibit 5




March 12, 1999



The Board of Directors
Fedders Corporation
505 Martinsville Road
Liberty Corner, New Jersey 07938

Re: Fedders Corporation Registration Statement on Form S-8

Dear Sirs:

In my capacity as General Counsel for Fedders Corporation, a Delaware corporation (the "Company"), I have acted as counsel to the Company in connection with its registration statement on Form S-8 being filed on the date hereof (the "Registration Statement") relating to 150,000 shares (the "Shares") of Class A Stock, $1.00 par value (the "Class A Stock"), of the Company which may be delivered pursuant to the Fedders Corporation Plan to Compensate Non-Employee Directors (the "Plan").

In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records, and other instruments as I have deemed necessary or appropriate for the purpose of rendering this opinion, including: (a) the Restated Certificate of Incorporation of the Company; (b) the By Laws of the Company; (c) resolutions adopted by the Board of Directors of the Company at a meeting held June 23, 1998, certified by the Secretary of the Company; (d) Certificate of Tabulation dated December 22, 1998 from the inspector of election as to the votes cast at the annual meeting of stockholders of the Company held on such date; (e) the Registration Statement; and (f) the Plan.

Based upon the foregoing and assuming that the Shares issued pursuant to the Plan will not be issued at less than the par value of the Shares, I am of the opinion that the Shares will, upon issuance in accordance with the provisions of the Plan, be validly issued, fully paid, and nonassessable.

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I hereby consent to the filing of this opinion as Exhibit 5 to the Registration
Statement and to the reference to me under "Legality" in the Prospectus constituting part of the Registration Statement.

The foregoing opinion is subject to the following qualifications and limitations:

     (a) No opinion is expressed herein other than with respect to the General Corporation Law of the State of Delaware.

     (b) The opinion expressed herein is intentionally and specifically limited to those Shares which may hereafter be issued by the Company for delivery pursuant to the Plan.

This opinion is rendered solely for the benefit of the addressee in connection with the transactions referred to herein and may not be relied upon by any other person, or distributed, published or disclosed to any other person, or quoted from, in whole or in part, and may not be used for any other purpose without my prior written consent.

Very truly yours,

/s/ ROBERT N. EDWARDS

Robert N. Edwards
Vice President
and General Counsel

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